OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.              )*

DIVX, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
255413 10 6
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Springboard-Harper Investment (Cayman) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		5,951(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		5,951(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,951(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.02%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 421 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Springboard-Harper Technology Fund (Cayman) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		333,812(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		333,812(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

333,812(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.98%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 29,461 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Springboard-Harper Technology Fund PTE Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Singapore

	5	SOLE VOTING POWER:

NUMBER OF		134,001(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		134,001(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

134,001(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.39%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 11,784 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Beijing Technology Development Fund (Cayman) LDC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		119,427

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		119,427

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	119,427

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.35%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	International Network Capital Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		119,427

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		119,427

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	119,427

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.35%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
International Network Capital Global Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Taiwan

	5	SOLE VOTING POWER:

NUMBER OF		1,509,495(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,509,495(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,509,495(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.42%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 200,000 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
International Network Capital Global Investment Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		1,006,328(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,006,328(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,006,328(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.95%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 133,333 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	International Network Capital LDC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		119,427

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		119,427

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	119,427

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.35%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
WI Harper Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		91,349(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		91,349(1)

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

91,349(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.27%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO
(1) Includes 91,349 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

CUSIP No.	255413 10 6

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	Peter Liu

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,439,217(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,439,217(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,439,217(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	10.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) The shares are held as follows: 5,530 by Springboard-Harper Investment (Cayman) Ltd. (“SHI Cayman”), 304,351 by Springboard-Harper Technology Fund (Cayman) Ltd. (“SHT Cayman”), 122,217 by Springboard-Harper Technology Fund PTE Ltd. (“SHT”), 119,247 by Beijing Technology Development Fund (Cayman) LDC (“BTD”), 119,427 by International Network Capital Corp. (“INCC”), 1,309,495 by International Network Capital Global Fund (“INCGF”), 872,995 by International Network Capital Global Investment Limited (“INCGI”) and 119,427 shares held by International Network Capital LDC (“INCL”). Also includes warrants exercisable within 60 days of December 31, 2006 as follow: 421 by SHI Cayman, 29,461 by SHT Cayman, 11,784 by SHT, 200,000 by INCGF, 133,333 by INCGI and 91,349 by WI Harper Group, Inc. (“WIHG”). The Reporting Person is chairman of WIHG and a director of SHI Cayman, SHT Cayman, SHT, BTD, INCC, INCGF, INCGI and INCL and shares voting and investment power over shares held by such entities.

Item 1.
(a)	Name of Issuer
DivX, Inc.
(b)	Address of Issuer’s Principal Executive Offices
4780 Eastgate Mall
San Diego, CA 92121
Item 2.
(a)	Name of Person Filing
Springboard-Harper Investment (Cayman) Ltd.
Springboard-Harper Technology Fund (Cayman) Ltd.
Springboard-Harper Technology Fund PTE Ltd.
Beijing Technology Development Fund (Cayman) LDC
International Network Capital Corp.
International Network Capital Global Fund
International Network Capital Global Invesment Limited
International Network Capital LDC
WI Harper Group, Inc.
Peter Liu
(b)	Address of Principal Business Office or, if none, Residence
50 California St, Ste 2920
San Francisco, CA 94111
(c)	Citizenship
          All entities were organized in the Cayman Islands, except, International Network Capital Global Investment Limited which was organized in the British Virgin Islands, International Network Capital Corp. which was organized in Taiwan, International Network Capital Global Fund which was organized in Taiwan, Springboard-Harper Technology Fund PTE Ltd which was organized in Singapore and WI Harper Group, Inc. which was organized in California. The individual is a United States citizen.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
76128C100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Page12 of 19

Item 4. Ownership
(a)	Amount Beneficially Owned:

Springboard-Harper Investment (Cayman) Ltd.	5,951	(1)
Springboard-Harper Technology Fund (Cayman) Ltd.	333,812	(2)
Springboard-Harper Technology Fund PTE Ltd.	134,001	(3)
Beijing Technology Development Fund (Cayman) LDC	119,427
International Network Capital Corp.	119,427
International Network Capital Global Fund	1,509,495	(4)
International Network Capital Global Invesment Limited	1,006,328	(5)
International Network Capital LDC	119,427
WI Harper Group, Inc.	91,349	(6)
Peter Liu	3,439,217	(7)
Percent of Class:
Springboard-Harper Investment (Cayman) Ltd.	0.02%
Springboard-Harper Technology Fund (Cayman) Ltd.	0.98%
Springboard-Harper Technology Fund PTE Ltd.	0.39%
Beijing Technology Development Fund (Cayman) LDC	0.35%
International Network Capital Corp.	0.35%
International Network Capital Global Fund	4.42%
International Network Capital Global Invesment Limited	2.95%
International Network Capital LDC	0.35%
WI Harper Group, Inc.	0.27%
Peter Liu	10.08%

(b) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
Springboard-Harper Investment (Cayman) Ltd.	5,951	(1)
Springboard-Harper Technology Fund (Cayman) Ltd.	333,812	(2)
Springboard-Harper Technology Fund PTE Ltd.	134,001	(3)
Beijing Technology Development Fund (Cayman) LDC	119,427
International Network Capital Corp.	119,427
International Network Capital Global Fund	1,509,495	(4)
International Network Capital Global Invesment Limited	1,006,328	(5)
International Network Capital LDC	119,427
WI Harper Group, Inc.	91,349	(6)

Page13 of 19

Peter Liu	0

(ii) Shared power to vote or to direct the vote
Springboard-Harper Investment (Cayman) Ltd.	0
Springboard-Harper Technology Fund (Cayman) Ltd.	0
Springboard-Harper Technology Fund PTE Ltd.	0
Beijing Technology Development Fund (Cayman) LDC	0
International Network Capital Corp.	0
International Network Capital Global Fund	0
International Network Capital Global Invesment Limited	0
International Network Capital LDC	0
WI Harper Group, Inc.	0
Peter Liu	3,439,217	(7)

(iii) Sole power to dispose or to direct the disposition of
Springboard-Harper Investment (Cayman) Ltd.	5,951	(1)
Springboard-Harper Technology Fund (Cayman) Ltd.	333,812	(2)
Springboard-Harper Technology Fund PTE Ltd.	134,001	(3)
Beijing Technology Development Fund (Cayman) LDC	119,427
International Network Capital Corp.	119,427
International Network Capital Global Fund	1,509,495	(4)
International Network Capital Global Invesment Limited	1,006,328	(5)
International Network Capital LDC	119,427
WI Harper Group, Inc.	91,349	(6)
Peter Liu	0

(iv) Shared power to dispose or to direct the disposition of
Springboard-Harper Investment (Cayman) Ltd.	0
Springboard-Harper Technology Fund (Cayman) Ltd.	0
Springboard-Harper Technology Fund PTE Ltd.	0
Beijing Technology Development Fund (Cayman) LDC	0
International Network Capital Corp.	0
International Network Capital Global Fund	0
International Network Capital Global Invesment Limited	0
International Network Capital LDC	0
WI Harper Group, Inc.	0

Page14 of 19

Peter Liu	3,439,217	(7)

(1)	Includes 421 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(2)	Includes 29,461 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(3)	Includes 11,784 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(4)	Includes 200,000 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(5)	Includes 133,333 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(6)	Includes 91,349 shares issuable pursuant to warrants exercisable within 60 days of December 31, 2006.

(7)	The shares are held as follows: 5,530 by Springboard-Harper Investment (Cayman) Ltd. (“SHI Cayman”), 304,351 by Springboard-Harper Technology Fund (Cayman) Ltd. (“SHT Cayman”), 122,217 by Springboard-Harper Technology Fund PTE Ltd. (“SHT”), 119,247 by Beijing Technology Development Fund (Cayman) LDC (“BTD”), 119,427 by International Network Capital Corp. (“INCC”), 1,309,495 by International Network Capital Global Fund (“INCGF”), 872,995 by International Network Capital Global Investment Limited (“INCGI”) and 119,427 shares held by International Network Capital LDC (“INCL”). Also includes warrants exercisable within 60 days of December 31, 2006 as follow: 421 by SHI Cayman, 29,461 by SHT Cayman, 11,784 by SHT, 200,000 by INCGF, 133,333 by INCGI and 91,349 by WI Harper Group, Inc. (“WIHG”). The Reporting Person is chairman of WIHG and a director of SHI Cayman, SHT Cayman, SHT, BTD, INCC, INCGF, INCGI and INCL and shares voting and investment power over shares held by such entities.
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .
Item 6. Ownership of More than Five Percent on Behalf of Another Person
 Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not Applicable
Item 8. Identification and Classification of Members of the Group
     Not Applicable
Item 9. Notice of Dissolution of a Group
     Not Applicable
Item 10. Certification
     Not Applicable

Page15 of 19

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 9, 2007

WI Harper Group, Inc.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Chairman

International Network Capital Global Fund

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital Global Investment Limited

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital Corp.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital LDC

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Beijing Technology Development Fund (Cayman) LDC

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Page16 of 19

Springboard-Harper Technology Fund PTE Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Springboard-Harper Investment (Cayman) Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Springboard-Harper Technology Fund (Cayman) Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Peter Liu

Signature:	/s/ Peter Liu

Page17 of 19

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of DivX, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2007.

WI Harper Group, Inc.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Chairman

International Network Capital Global Fund

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital Global Investment Limited

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital Corp.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

International Network Capital LDC

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Page18 of 19

Beijing Technology Development Fund (Cayman) LDC

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Springboard-Harper Technology Fund PTE Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Springboard-Harper Investment (Cayman) Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Springboard-Harper Technology Fund (Cayman) Ltd.

By:	/s/ Peter Liu

Name:	Peter Liu
Title:	Director

Peter Liu

Signature:	/s/ Peter Liu

Page19 of 19